Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Miromatrix Medical Inc. of our report dated March 26, 2021, relating to the financial statements as of December 31, 2020 and 2019 and for the years then ended.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

June 24, 2021